EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Endeavour International Corporation:
We consent to the incorporation by reference in the registration statement on Form S-8 of our reports dated March 13, 2007, with respect to the consolidated balance sheets of Endeavour International Corporation as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Endeavour International Corporation.
As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for share-based payments effective January 1, 2006.
/s/ KPMG LLP
Houston, Texas
June 13, 2007